Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Michael A. Sicuro

                         702.263.2505

MIKOHN EXPECTS EPS OF $.05 - $.07 IN THIRD QUARTER OF 2004

LAS VEGAS – October 25, 2004 - Mikohn Gaming Corporation (NASDAQ: MIKN) (“the Company”), a leading provider of diversified products and services used in the gaming industry worldwide, announced today that it expects to report earnings per share of $.05 - $.07 for the three months ended September 30, 2004, as compared to a net loss per share of $.32 in the same period a year ago.

The Company also expects to exceed its estimates of revenues and free cash flow of $24 - $25 million and $2 - $3 million, respectively, for the third quarter of 2004.

Chief Financial Officer Michael A. Sicuro stated: “We are very pleased with our performance across the board this quarter, and remain confident with our previously provided estimates for the entire year for fiscal 2004.”

The Company will publish estimates for the fourth quarter of 2004, along with estimates for 2005 and a full report of its operating results for the three and nine months ended September 30, 2004 after the market closes on November 2, 2004. Management will host a conference call at 8:00 a.m. PST on November 3, 2004.

Interested parties may participate via teleconference by dialing 800.901.5248, passcode 97221839. International parties may participate by dialing 617.786.4512, passcode 97221839. The teleconference will be webcast on the Company’s website at www.mikohn.com. A replay of the teleconference can be accessed for 30 days by dialing 888.286.8010, passcode 51755204, and international parties by dialing 617.801.6888, passcode 51755204, or on the Company’s website at www.mikohn.com. The Company’s website will also include any additional material historical financial or statistical information discussed in the conference call and not included in the release announcing the Company’s operating results (as well as any non GAAP financial measures as defined by the SEC), if applicable.

Free cash flow is defined as the net change in cash and cash equivalents at the beginning of a reporting period as compared to the cash and cash equivalents at the end of that same reporting period. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States.

About Mikohn: Mikohn is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The Company develops, manufactures and distributes an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The Company is also a market leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the Company’s website at www.mikohn.com.

# # #

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations for meeting previous estimates for fiscal 2004 financial performance. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delay in the introduction of new products, rights licensed from content providers, the Company’s ability to enforce its intellectual property rights, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.